Exhibit 10.1

J. ALEXANDER’S HOLDINGS, INC.

2015 EQUITY INCENTIVE PLAN

Section 1.	Purpose.

This plan shall be known as the “J. Alexander’s Holdings, Inc. 2015 Equity Incentive Plan” (the “Plan”). The purpose of the Plan is to promote the interests of J. Alexander’s Holdings, Inc., a Tennessee corporation (the “Company”), its Subsidiaries and its shareholders by (i) attracting and retaining key officers, employees, and directors of, and consultants to, the Company, its Subsidiaries and Affiliates; (ii) motivating such individuals by means of performance-related incentives to achieve long-range performance goals; (iii) enabling such individuals to participate in the long-term growth and financial success of the Company; (iv) encouraging ownership of stock in the Company by such individuals; and (v) linking such individuals’ compensation to the long-term interests of the Company and its shareholders.

Section 2.	Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” means each of the following: (a) any Subsidiary; (b) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or one of its Affiliates; (c) any trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (d) any other entity in which the Company or any of its Affiliates has a material equity interest, and, in the case of (b), (c) and (d), which is designated as an “Affiliate” by resolution of the Committee.

(b) “Award” means any Option, Stock Appreciation Right, Restricted Share Award, Restricted Share Unit, Performance Award, Other Stock-Based Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.

(c) “Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award, which shall have been duly executed and delivered on behalf of the Company, but which may, but need not, be executed or acknowledged by a Participant. For avoidance of doubt, Award Agreements include any employment agreement or change in control agreement between the Company and any Participant that refers to Awards and any letter or electronic mail notifying a Participant that he or she has received an Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means, unless otherwise defined in the applicable Award Agreement, any of the following events:

(i) an event or series of events (other than an offering of Shares to the general public through a registration statement filed with the Securities and Exchange Commission) by which any person, entity or “group,” within the meaning of Section 13(d) or 14(d) under the Exchange Act, other than the Company, any of its Subsidiaries, any employee benefit plan thereof, becomes the beneficial owner, directly or indirectly, of more than 35% of the combined voting power of the voting securities of the Company;

(ii) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the

Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board;

(iii) the consummation of a merger, consolidation, reorganization, or other business combination of the Company with any other entity, other than a merger, consolidation, reorganization or other business combination which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger, consolidation, reorganization or other business combination; or

(iv) the consummation of a sale, exchange or transfer of all or substantially all the assets of the Company and its Subsidiaries (taken as a whole), other than a sale or disposition of all or substantially all the assets of the Company and its Subsidiaries to an entity, more than 50% of the combined voting power of the voting securities of which are “beneficially owned” by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale;

Notwithstanding the foregoing, (i) unless otherwise provided in an applicable Award Agreement, with respect to Awards constituting a “deferral of compensation” subject to Section 409A of the Code, a Change in Control shall be limited to a “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the assets of the Company” as such terms are defined in Section 1.409A-3(i)(5) of the U.S. Treasury Regulations, and (ii) no Award Agreement shall define a Change in Control in such a manner that a Change in Control would be deemed to occur prior to the actual consummation of the event or transaction that results in a change of control of the Company (e.g., upon the announcement, commencement, or shareholder approval of any event or transaction that, if completed, would result in a change in control of the Company).

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g) “Committee” means the Compensation Committee of the Board or a subcommittee thereof, or such other committee designated by the Board to administer the Plan. To the extent that compensation realized in respect of Awards is intended to be “performance based” under Section 162(m) and the Committee is not comprised solely of individuals who are “outside directors” within the meaning of Section 162(m), the Committee may from time to time delegate some or all of its functions under the Plan to a committee or subcommittee composed of members that meet the relevant requirements.

(h) “Consultant” means any consultant or advisor who is a natural person and who provides services to the Company or its Affiliates, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital raising transaction and (ii) does not directly or indirectly promote or maintain a market for the Company’s securities.

(i) “Covered Employee” means any Employee who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

(j) “Director” means a member of the Board.

(k) “Employee” means a current or prospective officer or employee of the Company or any Affiliate.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(m) “Fair Market Value” means, with respect to Shares as of any date, the value of a Share determined as follows: (i) if the Shares are listed on any (x) established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (y) national market system or (z) automated quotation system on which the Shares are listed, quoted or traded, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable; (ii) if the Shares are not listed on an established securities exchange, national market system or automated quotation system, but the Shares are regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or (iii) in the event the Shares are neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Committee in good faith.

(n) “Grant Price” means the price established at the time of grant of an SAR pursuant to Section 6 used to determine whether there is any payment due upon exercise of the SAR.

(o) “Incentive Stock Option” means an Option that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(p) “Non-Qualified Stock Option” means an Option that is granted under Sections 6 or 10 of the Plan and is not an Incentive Stock Option, including any Option that was intended to qualify as an Incentive Stock Option and fails to so qualify for any reason.

(q) “Non-Employee Director” means a member of the Board who is not an officer or employee of the Company or any Subsidiary of the Company.

(r) “Option” means any right granted to a Participant under the Plan allowing such Participant to purchase Shares at an Option Price and during such period or periods as the Committee shall determine.

(s) “Option Price” means the purchase price payable to purchase one Share upon the exercise of an Option.

(t) “Other Stock-Based Award” means any Award granted under Section 9 of the Plan.

(u) “Participant” means any Employee, Director, or Consultant who receives an Award under the Plan.

(v) “Performance Award” means any Award granted under Section 8 of the Plan.

(w) “Person” means any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

(x) “Restricted Share” means any Share granted under Sections 7 or 10 of the Plan with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its discretion, may impose.

(y) “Restricted Share Unit” means an Award granted under Sections 7 or 10 of the Plan that is valued by reference to a Share, which value may be paid to the Participant by delivery of cash, Shares or such other property, as the Committee shall determine, upon the lapse of restrictions as the Committee, in its discretion, may impose.

(z) “Section 16” means Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.

(aa) “Section 162(m)” means Section 162(m) of the Code and the regulations promulgated thereunder and any successor provision thereto as in effect from time to time.

(bb) “Shares” means shares of common stock, $.001 par value, of the Company.

(cc) “Stock Appreciation Right” or “SAR” means a stock appreciation right granted under Sections 6 or 10 of the Plan that entitles the holder to receive, with respect to each Share encompassed by the exercise of such SAR, the amount determined by the Committee and specified in an Award Agreement. In the absence of such a determination, the holder shall be entitled to receive, with respect to each Share encompassed by the exercise of such SAR, the excess of the Fair Market Value of such Share on the date of exercise over the Grant Price applicable to such SAR.

(dd) “Subsidiary” means any Person (other than the Company) of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.

(ee) “Substitute Awards” means Awards granted solely in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

(ff) “Termination of Service” means:

(i) As to a Consultant, the time when the engagement of a Participant as a Consultant to the Company or an Affiliate is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Affiliate.

(ii) As to a Non-Employee Director, the time when a Participant who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Participant simultaneously commences or remains in employment or service with the Company or any Affiliate.

(iii) As to an Employee, the time when the employee-employer relationship between a Participant and the Company or any Affiliate is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Participant simultaneously commences or remains in employment or service with the Company or any Affiliate.

The Committee, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Committee otherwise provides in the terms of the Award Agreement or otherwise, or as otherwise required by applicable law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Participant’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Participant ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

Section 3.	Administration.

3.1 Authority of Committee. The Plan shall be administered by the Committee, which shall be appointed by and serve at the pleasure of the Board; provided, however, with respect to Awards to Non-Employee Directors, all references in the Plan to the Committee shall be deemed to be references to the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority in its discretion to:

(i) designate Participants;

(ii) determine eligibility for participation in the Plan and decide all questions concerning eligibility for and the amount of Awards under the Plan;

(iii) determine the type or types of Awards to be granted to a Participant and whether such Awards are to be granted singly, in combination, or in tandem;

(iv) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with Awards;

(v) determine the timing, terms, and conditions of any Award, including any restrictions or vesting requirements;

(vi) accelerate the time at which all or any part of an Award may be settled or exercised;

(vii) determine whether, to what extent, and under what circumstances, Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended;

(viii) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee;

(ix) determine whether, to what extent and under what circumstances any Award shall be canceled, suspended or subjected to additional restrictions, including in connection with any Share ownership guidelines or insider trading policies of the Company;

(x) grant Awards as an alternative to, or as the form of payment for grants or rights earned or payable under, other bonus or compensation plans, arrangements or policies of the Company or any Affiliate;

(xi) grant Substitute Awards on such terms and conditions as the Committee may prescribe, subject to compliance with the Incentive Stock Option rules under Section 422 of the Code and the nonqualified deferred compensation rules under Section 409A of the Code, where applicable;

(xii) make all determinations under the Plan concerning any Participant’s Termination of Service with the Company or an Affiliate, including whether such termination occurs by reason of cause, disability, retirement (each, as may be defined by the Committee from time to time or set forth in an Award Agreement), or in connection with a Change in Control and whether a leave constitutes a Termination of Service;

(xiii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;

(xiv) to the extent permitted by Section 14.2 and not prohibited by Section 6.2, amend or modify the terms of any Award at or after grant;

(xv) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect;

(xvi) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(xvii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, subject to the exclusive authority of the Board under Section 14 hereunder to amend or terminate the Plan.

3.2 Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company and any Affiliate, any Participant and any holder or beneficiary of any Award. A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such Person or Award only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

3.3 Delegation. Subject to the terms of the Plan, the Committee’s charter and applicable law, the Committee may delegate to one or more officers or managers of the Company or of any Affiliate, or to a Committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend or terminate Awards held by Participants who are not officers or directors of the Company for purposes of Section 16 or who are otherwise not subject to Section 16.

Section 4.	Shares Available For Awards.

4.1 Shares Available.

(a) Subject to the provisions of Section 4.2 hereof, a total of 1,500,000 Shares shall be authorized for grant under the Plan.

(b) If any Shares subject to an Award are forfeited or expire or an Award is settled in cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for Awards under the Plan. In the event that withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Shares available for Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares tendered by the Participant or withheld by the Company in payment of the Option Price or to satisfy any tax withholding obligation with respect to an Option or SAR, and (ii) Shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on exercise thereof, and (iii) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options. The payment of dividend equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan.

(c) Notwithstanding any provision in the Plan to the contrary, and subject to Section 4.2, the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any one person during any calendar year shall be 1,000,000 and the maximum aggregate amount that may be paid in cash to any one person during any calendar year with respect to one or more Awards payable in cash shall be $5,000,000; provided, however, that the foregoing limitations shall not apply until the earliest of: (a) the first material modification of the Plan (including any increase in the shares authorized pursuant to Section 4.1); (b) the issuance of all of the Shares reserved for issuance under the Plan; (c) the expiration of the Plan; (d) the first meeting of shareholders at which members of the Board are to be elected that occurs after the close of the third calendar year following the calendar year in which occurred the first registration of an equity security of the Company under Section 12 of the Exchange Act; and (e) such other date required by Section 162(m). To the extent required by Section 162(m), Shares subject to Awards which are canceled shall continue to be counted against the limits set forth in this Section 4.1(c).

4.2 Adjustments. In the event that any dividend (other than a normal, recurring dividend) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares, then the Committee shall in an equitable and proportionate manner as deemed appropriate by the Committee (and, as applicable, in such manner as is consistent with Sections 162(m), 422 and 409A of the Code and the regulations thereunder) either: (i) adjust any or all of (1) the aggregate number and class of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan; (2) the number and class of Shares or other securities of the Company (or number and kind of other property) subject to outstanding Awards, provided that the number of Shares subject to any Award shall always be a whole number; (3) the grant or exercise price per Share with respect to any Award under the Plan; (4) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (5) the limits on the number of Shares or Awards that may be granted to Participants under the Plan in any calendar year; (ii) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) make provision for a cash payment to the holder of an outstanding Award.

4.3 Substitute Awards; Future Pre-Existing Plans. Any Shares issued by the Company as Substitute Awards in connection with the assumption or substitution of outstanding grants from any acquired corporation shall not reduce the Shares available for Awards under the Plan or count against any limits set forth in the Plan.

4.4 Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury shares or issued Shares which have been reacquired by the Company.

Section 5.	Eligibility.

Any Employee, Director or Consultant shall be eligible to be designated a Participant; provided, however, that Non-Employee Directors shall only be eligible to receive Awards granted consistent with Section 10; provided further, that any award to an Employee who is a prospective employee or officer shall be conditioned upon such individual becoming an employee or officer of the Company or its Affiliate. The terms and conditions of Awards need not be the same with respect to each Participant.

Section 6.	Stock Options; Stock Appreciation Rights.

6.1 Grant. Subject to the provisions of the Plan and other applicable legal requirements, the Committee shall have sole and complete authority to determine the Participants to whom Options and SARs shall be granted, the number of Shares subject to each Award, the exercise price and the conditions and limitations applicable to the exercise of each Option and SAR. An Option may be granted with or without a related SAR. A SAR may be granted with or without a related Option. The grant of an Option or SAR shall take place when the Committee by resolution, written consent or other appropriate action determines to grant such Option or SAR for a particular number of Shares to a particular Participant at a particular Option Price or Grant Price. The Committee shall have the authority to grant

Incentive Stock Options and to grant Non-Qualified Stock Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with Section 422 of the Code, as from time to time amended, and any regulations implementing such statute.

6.2 Price. The Committee in its sole discretion shall establish the Option Price at the time each Option is granted and the Grant Price at the time each SAR is granted. Except in the case of Substitute Awards, the Option Price of an Option, and the Grant Price of an SAR, may not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant of such Option or SAR. Notwithstanding the foregoing and except as permitted by the provisions of Section 4.2 hereof, the Committee shall not have the power to (i) amend the terms of previously granted Options or SARs to reduce the Option Price of such Options or the Grant Price of such SARs, (ii) cancel previously granted Options or SARs and grant substitute Options or SARs with a lower Option Price or Grant Price than the cancelled Options or SARs, or (iii) cancel previously granted Options or SARs in exchange for a cash payment when the Option Price or Grant Price exceeds the Fair Market Value of the underlying Shares (other than in connection with a Change in Control), in each case without the approval of the Company’s shareholders.

6.3 Term. Subject to the Committee’s authority under Section 3.1 and the provisions of Section 6.6, each Option and SAR and all rights and obligations thereunder shall expire on the date determined by the Committee and specified in the Award Agreement. The Committee shall be under no duty to provide terms of like duration for Options or SARs granted under the Plan. Notwithstanding the foregoing, but subject to the last sentence of Section 6.4(a), no Option or SAR shall be exercisable after the expiration of ten (10) years from the date such Option or SAR was granted.

6.4 Exercise.

(a) Each Option and SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter. The Committee shall have full and complete authority to determine whether an Option or SAR will be exercisable in full at any time or from time to time during the term of the Option or SAR, or to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the Option or SAR as the Committee may determine. An Award Agreement may provide that the period of time over which an Option or SAR, other than an Incentive Stock Option, may be exercised shall be automatically extended if on the scheduled expiration of such Award, the Participant’s exercise of such Award would violate applicable securities law; provided, however, that during the extended exercise period the Option or SAR may only be exercised to the extent the Option or SAR was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, however, that such extended exercise period shall end not later than thirty (30) days after the exercise of such Option or SAR first would no longer violate such laws.

(b) The period during which the right to exercise, in whole or in part, an Option or SAR vests in the Participant shall be set by the Committee and the Committee may determine that an Option or SAR may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, any performance criteria, or any other criteria selected by the Committee, and, except as limited by the Plan, at any time after the grant of an Option or SAR, the Committee, in its sole discretion and subject to whatever terms and conditions it selects, may accelerate the period during which an Option or SAR vests.

(c) An Option or SAR may be exercised in whole or in part at any time, with respect to whole Shares only, within the period permitted thereunder for the exercise thereof, and shall be exercised by (i) written or electronic notice of intent to exercise the Option or SAR, in such form as the Committee may prescribe, delivered to the Company at its principal office or such other office as the Committee may from time to time direct, (ii) the delivery of such representations and documents as the Committee, in its sole discretion, deems necessary or advisable to effect compliance with applicable law, and (iii) payment in full to the Company at the direction of the Committee of the amount of the Option Price for the number of Shares with respect to which the Option is then being exercised.

(d) Payment of the Option Price shall be made (i) in cash or cash equivalents, (ii) at the discretion of the Committee, by transfer, either actually or by attestation, to the Company of unencumbered Shares previously acquired by the Participant, valued at the Fair Market Value of such Shares on the date of exercise (or next succeeding trading date, if the date of exercise is not a trading date), together with any applicable withholding taxes, such transfer to be upon such terms and conditions as determined by the Committee, (iii) at the discretion of the Committee, by a cashless (broker-assisted) exercise that complies with applicable laws, (iv) at the discretion of the Committee, by withholding Shares (net-exercise) otherwise deliverable to the Participant pursuant to the Option having an aggregate Fair Market Value at the time of exercise equal to the total Option Price or (v) any combination of (i) through (iv). Until the optionee has been issued the Shares subject to such exercise, he or she shall possess no rights as a shareholder with respect to such Shares.

(e) At the Committee’s discretion, the amount payable to the Participant as a result of the exercise of a SAR may be settled in cash, Shares or other property, or any combination thereof. A fractional Share shall not be deliverable upon the exercise of a SAR but a cash payment will be made in lieu thereof.

(f) An Award Agreement may provide, or be amended to provide, that if on the last day of the term of an Option or SAR, the Fair Market Value of one Share exceeds the Option Price or Grant Price of such Award, the Participant has not exercised the Option or SAR and the Option or SAR has not expired, the Option or SAR shall be deemed to have been exercised by the Participant on such day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Option or SAR. In such event, the Company shall deliver to the Participant the number of Shares for which the Award was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price (in the case of an Option) and required withholding taxes.

6.5 Termination of Service. Except as otherwise provided in the applicable Award Agreement, in the event of a Participant’s Termination of Service, the outstanding Options and SARs held by such Participant shall terminate on the date of such Termination of Service and be forfeited. Notwithstanding the foregoing provisions of this Section 6.5 to the contrary, the Committee may determine in its discretion that an Option or SAR may be exercised following any such Termination of Service, whether or not exercisable at the time of such Termination of Service; provided, however, that in no event may an Option or SAR be exercised after the expiration date of such Option or SAR specified in the applicable Award Agreement, except as provided in the last sentence of Section 6.4(a).

6.6 Ten Percent Stock Rule. Notwithstanding any other provisions in the Plan, if at the time an Option is otherwise to be granted pursuant to the Plan, the optionee or rights holder owns directly or indirectly (within the meaning of Section 424(d) of the Code) Shares of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent or Subsidiary corporations (within the meaning of Section 422(b)(6) of the Code), then any Incentive Stock Option to be granted to such optionee or rights holder pursuant to the Plan shall satisfy the requirement of Section 422(c)(5) of the Code, and the Option Price shall be not less than one hundred ten percent (110%) of the Fair Market Value of the Shares of the Company, and such Option by its terms shall not be exercisable after the expiration of five (5) years from the date such Option is granted.

6.7 Substitution of SARs. The Committee may provide in the applicable Award Agreement evidencing the grant of an Option, at or after grant, that the Committee, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, shall have the same exercise price and vesting schedule as the substituted Option, and shall have a Stock Appreciation Right term equal in length to the remaining Option term of the substituted Option.

Section 7.	Restricted Shares And Restricted Share Units.

7.1 Grant.

(a) Subject to the provisions of the Plan and other applicable legal requirements, the Committee shall have sole and complete authority to determine the Participants to whom Restricted Shares and Restricted Share Units shall be granted, the number of Restricted Shares and/or the number of Restricted Share Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Shares and Restricted Share Units may be forfeited to the Company, and the other terms and conditions of such Awards. The Restricted Share and Restricted Share Unit Awards shall be evidenced by Award Agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.

(b) Each Restricted Share and Restricted Share Unit Award made under the Plan shall be for such number of Shares as shall be determined by the Committee and set forth in the Award Agreement containing the terms of such Restricted Share or Restricted Share Unit Award. Such agreement shall set forth a period of time during which the grantee must remain in the continuous employment of the Company in order for the forfeiture and transfer restrictions to lapse. If the Committee so determines, the restrictions may lapse during such restricted period in installments with respect to specified portions of the Shares covered by the Restricted Share or Restricted Share Unit Award. The Award Agreement may also, in the discretion of the Committee, set forth performance or other conditions that will subject the Shares to forfeiture and transfer restrictions. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Restricted Share and Restricted Share Unit Awards.

7.2 Dividends and Other Distributions.

(a) Prior to the lapse of any applicable transfer restrictions, Participants holding Restricted Shares shall be credited with any dividends payable in cash, Shares or other property paid with respect to such Restricted Shares while they are so held, unless determined otherwise by the Committee and set forth in the Award Agreement. The Committee may apply any restrictions to such dividends that the Committee deems appropriate. Except as set forth in the Award Agreement or otherwise determined by the Committee, in the event (a) of any adjustment as provided in Section 4.2, or (b) any cash, Shares or other property is paid by the Company as a dividend on Restricted Shares, such cash, Shares or other property payable to a Participant on such Restricted Shares shall be subject to the same terms and conditions, including any transfer restrictions, as relate to the original Restricted Shares and shall be paid to the Participant when and if the applicable Restricted Shares vest.

(b) Unless otherwise provided in the applicable Award Agreement, Participants holding Restricted Share Units shall not be credited with any dividends paid with respect to the underlying Shares of such Restricted Share Units. If the applicable Award Agreement specifies that a Participant will be entitled to receive dividend equivalent rights, (i) the amount of any such dividend equivalent right shall equal the amount that would be payable to the Participant as a shareholder in respect of a number of Shares equal to the number of Restricted Share Units then credited to the Participant, (ii) any such dividend equivalent right shall be paid in accordance with the Company’s payment practices as may be established from time to time and as of the date on which such dividend would have been payable in respect of outstanding Shares, and (iii) unless otherwise provided in the applicable Award Agreement, dividend equivalents will not be paid in respect of Restricted Share Units that are not yet vested unless and until such Restricted Share Units vest.

7.3 Transfer Restrictions on Restricted Shares. At the time of the grant of a Restricted Share Award, a certificate representing the number of Shares awarded thereunder may be registered in the name of the grantee. Such certificate shall be held by the Company or any custodian appointed by the Company for the account of the grantee subject to the terms and conditions of the Plan, and shall bear such a legend setting forth the restrictions imposed thereon as the Committee, in its discretion, may determine. Alternatively, the Committee may, in its discretion, provide that a Participant’s ownership of Restricted Shares prior to the lapse of any transfer restrictions or any other applicable restrictions shall, in lieu of such certificates, be evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated agent in the name of the Participant who has received such Award, and confirmation and account statements sent to the Participant with respect to such book-entry Shares may bear the restrictive legend referenced in the preceding sentence. Such records of the Company or such agent shall, absent manifest error, be binding on all Participants who receive Restricted Share Awards evidenced in such manner. The holding of Restricted Shares by the Company or such an escrow holder, or the use of book entries to evidence the ownership of Restricted Shares, in accordance with this Section 7.3, shall not affect the rights of Participants as owners of the Restricted Shares awarded to them, nor affect the restrictions applicable to such shares under the Award Agreement or the Plan, including the transfer restrictions.

7.4 Other Rights of Restricted Shareholders. Unless otherwise provided in the applicable Award Agreement, the grantee shall have all other rights of a shareholder with respect to Restricted Shares, including the right to vote such Shares, subject to the following restrictions: (i) the grantee shall not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Agreement with respect to such Shares; (ii) none of the Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of during such restricted period or until after the fulfillment of any such other restrictive conditions; and (iii) except as otherwise determined by the Committee at or after grant, all of the Shares (including any dividends accrued and held thereon) shall be forfeited and all rights of the grantee to such Shares shall terminate, without further obligation on the part of the Company, unless the grantee remains in the continuous employment of the Company for the entire restricted period in relation to which such Shares were granted and unless any other restrictive conditions relating to the Restricted Share Award are met.

7.5 Termination of Restrictions on Restricted Shares. At the end of the restricted period and provided that any other restrictive conditions of the Restricted Share Award are met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Agreement relating to the Restricted Share Award or in the Plan shall lapse as to the restricted Shares subject thereto, and a stock certificate for the appropriate number of Shares, free of the restrictions and restricted stock legend, shall be delivered to the Participant or the Participant’s beneficiary or estate, as the case may be (or, in the case of book-entry Shares, such restrictions and restricted stock legend shall be removed from the confirmation and account statements delivered to the Participant or the Participant’s beneficiary or estate, as the case may be, in book-entry form) and any dividends or dividend equivalents accrued thereon shall be paid.

7.6 Payment of Restricted Share Units. Each Restricted Share Unit shall have a value equal to the Fair Market Value of a Share. Restricted Share Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. Except as otherwise determined by the Committee at or after grant, Restricted Share Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, and all Restricted Share Units (and any dividend equivalents associated therewith) and all rights of the grantee thereto shall terminate, without further obligation on the part of the Company, unless the grantee remains in continuous employment of the Company for the entire restricted period in relation to which such Restricted Share Units were granted and unless any other restrictive conditions relating to the Restricted Share Unit Award are met. Except as otherwise provided in the Plan or the applicable Award Agreement, a Participant shall have no rights of a shareholder with respect to Restricted Share Units.

7.7 Termination of Service. Except as otherwise provided in the applicable Award Agreement, in the event of a Participant’s Termination of Service, the Participant’s rights in unvested Restricted Shares and unvested Restricted Share Units (and any accrued dividends or dividend equivalent rights associated therewith) then subject to restrictive conditions shall lapse, and such Restricted Shares and Restricted Share Units shall be forfeited and surrendered to the Company without consideration. Notwithstanding the foregoing provisions of this Section 7.7 to the contrary, the Committee may provide in its discretion that a Participant’s rights in unvested Restricted Shares and Restricted Share Units shall not lapse in the event of certain Terminations of Service, such as termination by the Company without cause, by a Participant voluntarily, or by reason or death, disability or retirement (each, as may be defined by the Committee from time to time or set forth in an Award Agreement).

Section 8.	Performance Awards.

8.1 Grant. The Committee shall have sole and complete authority to determine the Participants who shall receive a Performance Award, which shall consist of a right that is (i) denominated in cash, Shares or other property, (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.

8.2 Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award, and, subject to Section 11 of the Plan, may amend specific provisions of the Performance Award; provided, however, that such amendment may not adversely affect existing Performance Awards made within a performance period commencing prior to implementation of the amendment.

8.3 Dividends and Other Distributions. Notwithstanding any provision of this Plan to the contrary, dividends or dividend equivalents on Performance Awards denominated in Shares may not be paid to a Participant (but they may be accumulated for eventual payment) until such time as the Committee determines that the performance criteria underlying such Performance Awards have been satisfied.

8.4 Payment of Performance Awards. An Award Agreement may provide that Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with the procedures established by the Committee, on a deferred basis, subject to the requirements of Section 409A of the Code. Notwithstanding the foregoing, and to the extent permissible under Section 162(m) (if applicable), the Committee may in its discretion, waive any performance goals and/or other terms and conditions relating to a Performance Award. A Participant’s rights to any Performance Award may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of in any manner, except by will or the laws of descent and distribution, and/or except as the Committee may determine at or after grant.

8.5 Termination of Service. Except as otherwise provided in the applicable Award Agreement, in the event of a Participant’s Termination of Service prior to the close of the applicable performance period, the Participant’s rights in unvested Performance Awards then subject to restrictive conditions shall lapse, and such Performance Awards shall be forfeited and surrendered to the Company without consideration. Notwithstanding the foregoing provisions of this Section 8.5 to the contrary, the Committee may provide in its discretion that a Participant’s rights in unvested Performance Awards shall not lapse in the event of certain Terminations of Service, such as termination by the Company without cause, by a Participant voluntarily, or by reason of death, disability or retirement (each, as may be defined by the Committee from time to time or set forth in an Award Agreement).

Section 9.	Other Stock-Based Awards.

The Committee shall have the authority to determine the Participants who shall receive an Other Stock-Based Award, which shall consist of any right that is (i) not an Award described in Sections 6, 7, or 8 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares or other property (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award.

Section 10.	Non-Employee Director Awards.

10.1 Non-Employee Director Awards. The Board may provide that all or a portion of a Non-Employee Director’s annual retainer, meeting fees and/or other awards or compensation as determined by the Board, be payable (either automatically or at the election of a Non-Employee Director) in the form of Non-Qualified Stock Options, Restricted Shares, Restricted Share Units and/or Other Stock-Based Awards under the Plan, including unrestricted Shares. The Board shall determine the terms and conditions of any such Awards, including the terms and conditions which shall apply upon a termination of the Non-Employee Director’s service as a member of the Board, and shall have full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law. Subject to applicable legal requirements, the Board may also grant Awards to Non-Employee Directors pursuant to the terms of the Plan, including any Award described in Sections 6, 7 or 9 above.

10.2 Non-Employee Director Limits. Notwithstanding anything in this Plan to the contrary, the maximum number of Shares subject to Awards granted during a calendar year to any Non-Employee Director shall not exceed $500,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes and excluding, for this purpose, the value of any dividends or dividend equivalents paid) (the “Non-Employee Director Limit”). The Board may not, without the approval of the shareholders, increase the Non-Employee Director Limit.

Section 11.	Provisions Applicable To Covered Employees And Performance Awards.

11.1 Covered Employees. Notwithstanding anything in the Plan to the contrary, unless the Committee determines that a Performance Award to be granted to a Covered Employee should not qualify as “performance-based compensation” for purposes of Section 162(m), Performance Awards granted to Covered Employees shall be subject to the terms and provisions of this Section 11; provided, however, that this Section 11 need not apply to Awards granted (or if required by Section 162(m), paid) prior to the earliest of: (a) the first material modification of the Plan (including any increase in the shares authorized pursuant to Section 4.1); (b) the issuance of all of the Shares reserved for issuance under the Plan; (c) the expiration of the Plan; (d) the first meeting of shareholders at which members of the Board are to be elected that occurs after the close of the third calendar year following the calendar year in which occurred the first registration of an equity security of the Company under Section 12 of the Exchange Act; and (e) such other date required by Section 162(m). Unless otherwise determined by the Committee, if any provision of the Plan or any Award Agreement relating to such an Award does not comply or is inconsistent with Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no provision shall be deemed to confer upon the Committee discretion to increase the amount of compensation otherwise payable to a Covered Employee in connection with any such Award upon the attainment of the performance criteria established by the Committee.

11.2 Performance Goals. The Committee may grant Performance Awards to Covered Employees based solely upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals specified below. For the purposes of this Section 11, performance goals shall be limited to one or more of the following Company, Subsidiary, operating unit, restaurant concept or division financial performance measures:

(a)	total sales or revenues;

(b)	sales or revenue per restaurant or other unit;

(c)	earnings before interest, taxes, depreciation and/or amortization;

(d)	operating income or profit (before or after taxes);

(e)	operating margins, gross margins or cash margin;

(f)	operating efficiencies;

(g)	return on equity, assets (or net assets), capital, capital employed or investment;

(h)	net income (before or after taxes);

(i)	pre- or after-tax income (before or after allocation of corporate overhead and bonuses);

(j)	earnings (gross, net, pre-tax, after-tax or per share), which may, but need not, exclude interest, depreciation, amortization, taxes and other items;

(k)	utilization;

(l)	improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable;

(m)	gross or net profit margins;

(n)	stock price or total shareholder return;

(o)	cash flow or cash flow per Share (before or after dividends);

(p)	appreciation in and/or maintenance of the price of Shares or other publicly-traded securities of the Company;

(q)	debt reduction;

(r)	year-end cash;

(s)	financial ratios, including those measuring activity, leverage, liquidity or profitability, cost of capital or asset levels;

(t)	financing and other capital-raising transactions;

(u)	division revenue;

(v)	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals or goals relating to acquisitions or divestitures; or

(w)	any combination thereof.

Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any Subsidiary, operating unit, restaurant concept or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ equity and/or Shares outstanding, or to assets or net assets. The Committee may appropriately adjust any evaluation of performance under criteria set forth in this Section 11.2 to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, (vi) pre-opening costs, and (vi) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30, and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report (or quarterly report on Form 10-Q) to shareholders for the applicable year; provided, that the Committee must commit to make any such adjustments, and shall specify such adjustments, within the time for prescribing performance targets generally as described in Section 11.4.

11.3 Negative Discretion Allowed. Notwithstanding any provision of the Plan (other than Section 13), with respect to any Restricted Share Award, Restricted Share Unit Award, Performance Award or Other Share-Based Award that is subject to this Section 11, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award to a Covered Employee, and the Committee may not waive the achievement of the applicable performance goals, except in the case of the death or disability of the Participant.

11.4 Section 162(m) Administration. To the extent necessary to comply with Section 162(m), with respect to grants of Performance Awards to a Covered Employee, no later than 90 days following the commencement of each performance period (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (1) select the performance goal or goals applicable to the performance period, (2) establish the various targets and bonus amounts which may be earned for such performance period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Employee for such performance period. Following the completion of each performance period, the Committee shall certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Employees for such performance period. In determining the amount earned by a Covered Employee for a given performance period, subject to any applicable Award Agreement, the Committee shall have the right to reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant in its sole discretion to the assessment of individual or corporate performance for the performance period.

Section 12.	Termination of Service.

Subject to the terms and conditions set forth herein, the Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a Termination of Service with the Company or its Affiliates, including a termination by the Company with or without cause, by a Participant voluntarily, or by reason of death, disability or retirement (each, as may be defined by the Committee from time to time or set forth in an Award Agreement), and may provide such terms and conditions in the Award Agreement or in such rules and regulations as it may prescribe.

Section 13.	Change In Control.

13.1 Impact on Certain Awards. Unless otherwise provided in an applicable Award Agreement or by the Committee at any time, in the event of a Change in Control of the Company, Options and Stock Appreciation Rights outstanding as of the date of the Change in Control may be cancelled and terminated without payment if the Fair Market Value of one Share as of the date of the Change in Control is less than the per Share Exercise Price of such Award. In the event of a Change in Control, the Committee may provide, in an Award Agreement or otherwise, that all Performance Awards shall be considered to be earned and payable (in full or pro rata based on the target value of the Award and the portion of Performance Period completed as of the date of the Change in Control) and any limitations or other restrictions shall lapse and such Performance Awards shall be immediately settled or distributed or that such Performance Awards shall continue or be cancelled.

13.2 Assumption or Substitution of Certain Awards.

(a) Unless otherwise provided in an Award Agreement or by the Committee at any time, in the event of a Change in Control of the Company in which the successor company assumes or substitutes for an Award (or in which the Company is the ultimate parent corporation and continues the Award), if the surviving or successor corporation terminates a Participant’s employment or service without “cause” (as such term is defined in the sole discretion of the Committee, or as set forth in the Award Agreement relating to such Award) within 12 months following such Change in Control: (i) such Participant’s Options and SARs outstanding as of the date of such termination will immediately vest, become fully exercisable, and may thereafter be exercised for 12 months, (ii) restrictions, limitations and other conditions applicable to such Participant’s Restricted Shares and Restricted Share Units outstanding as of the date of such termination shall lapse and the Restricted Shares and Restricted Share Units shall become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, limitations and other conditions applicable to such Participant’s Other Stock-Based Awards or any other Awards (including the settlement at target level of any Performance Awards) shall lapse, and such Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant. For the purposes of this Section 13.2, an Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per Share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its discretion and its determination shall be conclusive and binding.

(b) Unless otherwise provided in an Award Agreement or by the Committee at any time, in the event of a Change in Control of the Company to the extent the successor company does not assume or substitute for an Award (or in which the Company is the ultimate parent corporation and does not continue the Award): (i) those Options and SARs outstanding as of the date of the Change in Control that are not assumed or substituted for (or continued) shall immediately vest and become fully exercisable, (ii) restrictions, limitations and other conditions applicable to Restricted Shares and Restricted Share Units that are not assumed or substituted for (or continued) shall lapse and the Restricted Shares and Restricted Share Units shall become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, other limitations and other conditions applicable to any Other Stock-Based Awards or any other Awards (including the settlement at target level of Performance Awards) that are not assumed or substituted for (or continued) shall lapse, and such Other Stock-Based Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant.

(c) The Committee, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, each Option and SAR outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or SAR, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change in Control over the Option Price or Grant Price of such Option and/or SAR; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine. Upon the occurrence of a Change in Control, the Committee, in its sole discretion, may include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.]

13.3 No Implied Rights; Other Limitations. No Participant shall have any right to prevent the consummation of any Change in Control or any of the acts described in Section 4.2 affecting the number of Shares available to, or other entitlement of, such Participant under the Plan or such Participant’s Award. Any actions or determinations of the Committee under this Section 13 need not be uniform as to all outstanding Awards, nor treat all Participants identically.

Section 14.	Amendment and Termination.

14.1 Amendments to the Plan. Except as otherwise provided in the Plan, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to comply, including the rules and regulations of the principal securities exchange on which Shares are traded.

14.2 Amendments to Awards. Subject to the restrictions and shareholder approval requirements set forth in Section 6.2 and Section 14.1, the Committee may waive any conditions or rights under, amend any terms of or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

14.3 Adjustments of Awards upon the Occurrence of Certain Unusual or Nonrecurring Events. Subject to Section 11.4, the Committee is hereby authorized to make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (and shall make such adjustments for events described in Section 4.2 hereof) affecting the Company or any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations or accounting principles.

Section 15.	General Provisions.

15.1 Limited Transferability of Awards. Subject to this Section 15.1, each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company and its Affiliates; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(a) Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards other than Incentive Stock Options to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to:

(i)	any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 (collectively, the “Immediate Family Members”);

(ii)	a trust solely for the benefit of the Participant and his or her Immediate Family Members;

(iii)	a partnership or limited liability company whose only partners or shareholders are persons described in (i) or (ii) above; or

(iv)	any other transferee as may be approved by the Committee in its sole discretion or as provided in the applicable Award agreement;

(each transferee described in clauses (i), (ii), (iii) and (iv) above is hereinafter referred to as a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer is permissible and would comply with the requirements of the Plan and any applicable Award Agreement.

(b) The terms of any Award transferred in accordance with the immediately preceding Section shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (i) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (ii) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate, (iii) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise, and (iv) the consequences of a Termination of Service by the Participant under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

15.2 Dividend Equivalents. Subject to any limitations set forth in the Plan, in the sole and complete discretion of the Committee, an Award may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis. All dividend or dividend equivalents which are not paid currently may, at the Committee’s discretion, accrue interest, be reinvested into additional Shares, or, in the case of dividends or dividend equivalents credited in connection with Performance Awards, be credited as additional Performance Awards and paid to the Participant if and when, and to the extent that, payment is made pursuant to such Award.

15.3 No Rights to Awards. No Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each Participant.

15.4 Share Certificates. All certificates for Shares or other securities of the Company or any Affiliate (or, if any such Shares or securities are in book-entry form, such book-entry balances and confirmation and account statements with respect thereto) delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of any regulatory authority, any stock exchange or other market upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates (or confirmation and account statements for book-entry Shares) to make appropriate reference to such restrictions.

15.5 Tax Withholding. A Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan, or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding or other tax-related obligations in respect of an Award, its exercise or any other transaction involving an Award, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. Without limiting the generality of the foregoing, the Committee may in its discretion permit a Participant to satisfy or arrange to satisfy, in whole or in part, the tax obligations incident to an Award by: (a) electing to have the Company withhold Shares or other property otherwise deliverable to such Participant pursuant to his or her Award (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy required federal, state local and foreign withholding obligations using the minimum statutory withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income) and/or (b) tendering to the Company Shares owned by such Participant (or by such Participant and his or her spouse jointly) and purchased or held for the requisite period of time as may be required to avoid the

Company’s or the Affiliates’ incurring an adverse accounting charge, based, in each case, on the Fair Market Value of the Shares on the payment date as determined by the Committee. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

15.6 Forfeiture and Clawback Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Committee shall have the right to provide, in an Award Agreement, or to require a Participant to agree by separate written or electronic instrument, that all Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) of such Participant shall be subject to the provisions of any claw-back policy implemented by the Company at any time, including, without limitation, any claw-back policy adopted to comply with the requirements of applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

15.7 Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement that shall be delivered to the Participant and may specify the terms and conditions of the Award and any rules applicable thereto. In the event of a conflict between the terms of the Plan and any Award Agreement, the terms of the Plan shall prevail. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that such Participant agree to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.

15.8 No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Options, Restricted Shares, Restricted Share Units, Other Stock-Based Awards or other types of Awards provided for hereunder.

15.9 No Right to Employment; Claims to Awards. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or service of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or service, free from any liability or any claim under the Plan, unless otherwise expressly provided in an Award Agreement. No Employee, Director or Consultant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees, Directors or Consultants under the Plan.

15.10 No Rights as Shareholder. Subject to the provisions of the Plan and the applicable Award Agreement, no Participant or holder or beneficiary of any Award shall have any rights as a shareholder with respect to any Shares to be distributed under the Plan until such person has become a holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Shares hereunder, the applicable Award Agreement shall specify if and to what extent the Participant shall not be entitled to the rights of a shareholder in respect of such Restricted Shares.

15.11 Compliance with Section 409A of the Code. Notwithstanding any other provisions of the Plan or any Award Agreements thereunder, it is intended that the provisions of the Plan and such Award Agreements comply with Section 409A of the Code, and that no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan, or any Award Agreement interpreted, in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code. In the event that it is reasonably determined by the Board or Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code; which, if the Participant is a “specified employee” within the meaning of Section 409A, shall be the first day following the six-month period beginning on the date of Participant’s Termination of Service. Unless otherwise provided in an Award Agreement or other document governing the issuance of such Award, payment of any Performance Award intended to qualify as a “short term deferral” within the meaning of Section 1.409A-1(b)(4)(i) of the U.S. Treasury Regulations shall be made between the first day following the close of the applicable Performance Period and the last day of the “applicable 2  1⁄2 month period” as defined therein. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local or foreign law. The Company shall not be liable to any Participant for any tax, interest, or penalties that Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

15.12 Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Tennessee without giving effect to conflicts of laws principles.

15.13 Severability. If any provision of the Plan or any Award is, or becomes, or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

15.14 Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation (including applicable non-U.S. laws or regulations) or entitle the Company to recover the same under Exchange Act Section 16(b), and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

15.15 No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

15.16 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

15.17 Headings. Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 16.	Term Of The Plan.

16.1 Effective Date. The Plan shall be effective as of the date adopted by the Board (the “Effective Date”), provided that no Incentive Stock Options shall be granted hereunder unless the Plan is approved by the Company’s shareholders prior to such grant or within twelve months following any such grant.

16.2 Expiration Date. No new Awards shall be granted under the Plan after the tenth anniversary of the Effective Date. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the tenth anniversary of the Effective Date.

Date Adopted by the Board: September 14, 2015